EXHIBIT 16.1

April 8, 2011

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We have read U.S. Neurosurgical, Inc.’s disclosure set forth in Item 4.01, “Changes in Registrant’s Certifying Accountant,” of its Current Report on Form 8-K dated April 4, 2011, and are in agreement with such statements concerning our firm.

Sincerely,

/s/ Dixon Hughes Goodman LLP (successor to Goodman & Company, LLP)